Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-255446-01

Southwestern Public Service Company

(a New Mexico corporation)

$200,000,000 5.15% FIRST MORTGAGE BONDS, SERIES NO. 9 DUE 2052

Issuer:	Southwestern Public Service Company (a New Mexico corporation)

Issue Format:	SEC Registered

Expected Ratings*:	A3/A/A- (Stable/Stable/Stable) (Moody’s/S&P/Fitch)

Security Type:	First Mortgage Bonds

Pricing Date:	May 23, 2022

Settlement Date:	May 31, 2022 (T+5)

Principal Amount:	$200,000,000

Maturity Date:	June 1, 2052

Interest Payment Dates:	Semi-annually on June 1 and December 1, commencing on December 1, 2022

Reference Benchmark Treasury:	2.250% due February 15, 2052

Benchmark Treasury Price	83-26+

Benchmark Treasury Yield:	3.085%

Spread to Benchmark Treasury:	+210 bps

Yield to Maturity:	5.185%

Coupon:	5.15%

Price to the Public:	99.470% of the principal amount

Net Proceeds to Issuer:	$197,190,000 (after deducting the underwriting discount but before transaction expenses)

Make-Whole Call:	Prior to December 1, 2051 (the par call date), T +35 bps (calculated to the par call date)

Par Call:	On or after December 1, 2051, at par

CUSIP/ISIN:	845743 BW2/ US845743BW27

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	BofA Securities, Inc. BNP Paribas Securities Corp.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322 or BNP Paribas Securities Corp. toll-free at 1-800-854-5674.